CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 25, 2020, relating to the financial statements and financial highlights of Reverse Cap Weighted U.S. Large Cap ETF, a series of ETF Series Solutions, for the year ended September 30, 2020, and to the references to our firm under the headings “Other Service Providers” and “Appendix B” in the Combined Proxy Statement/Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin April 27, 2021

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board